 Exhibit 10.4

EMPLOYMENT AGREEMENT BETWEEN

GREATER DELAWARE VALLEY SAVINGS BANK

(doing business as Alliance Bank)

and

William McGrath

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated this 19th day of September 2012 between Greater Delaware Valley Savings Bank, a Pennsylvania-chartered savings bank doing business as Alliance Bank (the “Bank”), and William McGrath (the “Executive”). The Bank is a wholly owned subsidiary of Alliance Bancorp, Inc. of Pennsylvania, a Pennsylvania corporation (“Alliance Bancorp”). Alliance Bancorp and the Bank are collectively referred to herein as the “Employers”.

WITNESSETH

WHEREAS, the Executive is presently employed as the Senior Vice President and Chief Lending Officer of each of the Employers;

WHEREAS, the Bank desires to be ensured of the Executive’s continued active participation in the business of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive’s agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.          Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Annual Compensation. The Executive’s “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs and which was either (i) included in the Executive’s gross income for tax purposes, including but not limited to Base Salary, bonuses and amounts taxable to the Executive under any qualified or non-qualified employee benefit plans of the Employers, or (ii) deferred at the election of the Executive.

(b)          Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a)

(c)          Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or a material breach of any provision of this Agreement.

(d)          Change in Control. “Change in Control” shall mean a change in the ownership of Alliance Bancorp or the Bank, a change in the effective control of Alliance Bancorp or the Bank or a change in the ownership of a substantial portion of the assets of Alliance Bancorp or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)          Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)          Date of Termination, “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(g)          Disability. Termination by the Employers of the Executive’s employment based on “Disability” will mean termination because of any medically determinable physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System, provided that in each case the medically determinable physical or mental impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h)          Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive within twenty-four (24) months following a Change in Control based upon the occurrence of any of the following events:

(i) any material breach of this Agreement by the Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report immediately prior to the Change in Control, or

(ii) any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

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(i)          IRS. “IRS” shall mean the Internal Revenue Service.

(j)          Notice of Termination. Any purported termination of the Executive’s employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank’s termination of the Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 10 hereof.

(k)          Retirement. “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.          Term of Employment.

(a)          The Bank hereby employs the Executive as its Senior Vice President and Chief Lending Officer, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. The initial term of this Agreement shall expire on June 30, 2014, subject to earlier termination as provided herein. Beginning on June 30, 2013, and on each annual anniversary thereafter, the term of this Agreement shall be extended for a period of one year (such that at any time thereafter the remaining term of this Agreement shall be up to one full year) provided that neither the Bank nor the Executive has given notice to the other party hereto in writing at least 60 days prior to such June 30 annual anniversary date that the term of this Agreement shall not be extended further. References herein to the term of this Agreement shall refer to both the initial term and such extended terms. The Board of Directors of the Bank shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement. If either party hereto gives timely notice that the term will not be extended as of any June 30 annual anniversary date, then this Agreement shall terminate at the conclusion of its remaining term. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive’s performance hereunder, and shall either expressly approve further extensions of the term of this Agreement or decide to provide notice to the contrary.

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(b)          During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank’s Board of Directors.

3.          Compensation and Benefits.

(a)          The Bank shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $172,000 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Bank’s Board of Directors and may not be decreased without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Bank’s Board of Directors.

(b)          During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, restricted stock grant plan, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)          During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)          In the event the Executive’s employment is terminated due to Disability or Retirement, the Bank shall provide continued life, medical, dental and disability coverage substantially similar to the coverage maintained by the Employers for the Executive immediately prior to his termination, in each case subject to Sections 3(f) and 3(g) below. Such coverage shall be provided for the period otherwise remaining in the term of this Agreement but for such Disability or Retirement; however, nothing contained in this Agreement shall reduce any rights the Executive may have to continuation of insurance coverage beyond the period otherwise remaining in the term of this Agreement pursuant to any policy of the Employers in existence from time to time.

(e)          In the event of the Executive’s death during the term of this Agreement, the Bank shall provide to the Executive’s spouse for the period otherwise remaining in the term of this Agreement but for Executive’s death continued medical and dental coverage substantially similar to the coverage maintained by the Employers for the Executive immediately prior to his death, subject to Sections 3(f) and 3(g) below.

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(f)          In the event that the continued participation of the Executive and/or his spouse or other dependents in any group insurance plan as provided in Section 3(d) or 3(e) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such group insurance plan is discontinued, then the Bank shall at its election either (i) arrange to provide the Executive (or his spouse in the case of coverage under Section 3(e)) with alternative benefits substantially similar to those which the Executive (or his spouse in the case of coverage under Section 3(e)) was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive (or his spouse in the case of coverage under Section 3(e)) within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive (or his spouse in the case of coverage under Section 3(e)), with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year. If the time period for making the lump sum cash payment under this Section 3(f) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

(g)          (i) Any insurance premiums payable by the Bank or any successor pursuant to Sections 3(d), 3(e) or 3(f) shall be payable at such times and in such amounts (except that the coverage pursuant to Section 3(e) above shall be based on the costs of providing individual spousal benefits) as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and (ii) the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

4.          Expenses. The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive’s residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.          Termination.

(a)          The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

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(b)          In the event that (i) the Executive’s employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)          In the event that the Executive’s employment is terminated as a result of Disability or Retirement or the Executive’s death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination except as provided in Section 3 hereof.

(d)          In the event that (y) the Executive’s employment is terminated by the Bank for other than Cause, Disability, Retirement, the Executive’s death and other than in connection with or subsequent to a Change in Control or (z) such employment is terminated by the Executive other than in connection with or subsequent to a Change in Control due to the occurrence of any of the following events: (a) a material diminution in the Executive’s base compensation, (b) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (c) any material change in the geographic location at which the Executive must perform his services under this Agreement, then the Bank shall:

(i)          pay to the Executive, in a lump sum within ten business days following the Date of Termination, a cash severance amount equal to one (1) times the Executive’s Average Annual Compensation;

(ii)         maintain and provide for a period ending at the earlier of (y) the expiration of one year from the Date of Termination or (z) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance plans offered by the Employers in which the Executive was participating immediately prior to the Date of Termination, in each case subject to Sections 5(f) and 5(g); and

(iii)        pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive until the expiration of the remaining term of this Agreement as of the Date of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (w) stock option and restricted stock plans of the Employers, (x) bonus and other items of cash compensation included in Average Annual Compensation, (y) retirement plans of the Employers and (z) other benefits, or portions thereof, included in Average Annual Compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

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(e)          In the event that the Executive’s employment is terminated within twenty-four (24) months subsequent to a Change in Control (y) by the Bank for other than Cause, Disability, Retirement or the Executive’s death or (z) by the Executive for Good Reason, then the Bank shall:

(i)          pay to the Executive, in a lump sum within ten business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Average Annual Compensation;

(ii)         maintain and provide for a period ending at the earlier of (y) the expiration of two years from the Date of Termination or (z) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (ii)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance plans offered by the Employers in which the Executive was participating immediately prior to the Date of Termination, in each case subject to Sections 5(f) and 5(g); and

(iii)        pay to the Executive, in a lump sum within thirty (30) days following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive until the expiration of the remaining term of this Agreement as of the Date of Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (w) stock option and restricted stock plans of the Employers, (x) bonus and other items of cash compensation included in Average Annual Compensation, (y) retirement plans of the Employers and (z) other benefits, or portions thereof, included in Average Annual Compensation), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

(f)          In the event that the continued participation of the Executive in any group insurance plan as provided in clause (ii) of either Section 5(d) or Section 5(e) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such group insurance plan is discontinued, then the Bank shall at its election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such group insurance plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Bank of providing continued coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year.

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(g)          (i) Any insurance premiums payable by the Bank or any successor pursuant to Sections 5(d)(ii), 5(e)(ii) or 5(f) shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, with the Bank paying the full amount of such premiums, including any employee portion of the premiums that the Executive would have been required to pay if he was still an employee of the Bank, and (ii) the amount of insurance premiums required to be paid by the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank in any other taxable year.

(i)          Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under Section 5(f) commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 5 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

6.          Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent counsel selected by the Employers and paid by the Employers. Such counsel shall be reasonably acceptable to the Bank and the Executive, shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.          Mitigation; Exclusivity of Benefits.

(a)          The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 5(d)(ii)(z) and Section 5(e)(ii)(z) hereof.

(b)          The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

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8.          Withholding. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.          Assignability. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of its respective assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
Greater Delaware Valley Saving Bank
(doing business as Alliance Bank)
541 Lawrence Road
Broomall, Pennsylvania 19008

To the Executive:	William McGrath
At his last address on file with
the Employers

11.         Non-Solicitation of Employees and Customers. The Executive agrees that during the term of this Agreement and for the 12-month period immediately following the Date of Termination (the “Non-Solicitation Period”), the Executive will not (i) solicit or induce, or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Bank or any of its affiliates or subsidiaries) any customer of the Bank or any of its affiliates or subsidiaries to transact business with any corporation, partnership or other entity which is engaged in any line of business conducted by the Bank or any of its affiliates or subsidiaries during the Non-Solicitation Period, including but not limited to entities which lend money and take deposits, or to reduce or refrain from doing any business with the Bank or its affiliates or subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Bank or its affiliates or subsidiaries and any such customers.

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12.         Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Bank’s Board of Directors to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

13.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

14.         Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

15.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement

16.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.         Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

19.         Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

20.         Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive’s termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement, within thirty (30) days following the date such judgment, arbitration or settlement becomes final and non-appealable.

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21.         Indemnification. The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank, Alliance Bancorp or any of their subsidiaries or affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

22.         Entire Agreement. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:		GREATER DELAWARE VALLEY
SAVINGS BANK
(doing business as Alliance Bank)

/s/ Kathleen P. Lynch	By:	/s/ William E. Hecht
Kathleen P. Lynch, Corporate Secretary		William E. Hecht
Chairman of the Board

Attest:		EXECUTIVE

/s/ Kathleen P. Lynch	By:	/s/ William McGrath
Kathleen P. Lynch, Corporate Secretary		William McGrath

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